Exhibit 5(a)
         , 2008
Cleveland-Cliffs Inc
1100 Superior Avenue
Cleveland, Ohio 44114

Re:	Registration Statement on Form S-4
Ladies and Gentlemen:
     I am General Counsel and Secretary for Cleveland-Cliffs Inc, an Ohio corporation (“Cleveland-Cliffs”). This opinion is being furnished in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Cleveland-Cliffs with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).
     The Registration Statement relates to the proposed issuance by Cleveland-Cliffs of common shares, par value $0.125 per share, pursuant to the Agreement and Plan of Merger, dated as of July 15, 2008 (the “Merger Agreement”), by and among Cleveland-Cliffs, Daily Double Acquisition, Inc. (now known as Alpha Merger Sub, Inc.), a Delaware corporation and wholly-owned subsidiary of Cleveland-Cliffs (“Merger Sub”), and Alpha Natural Resources, Inc., a Delaware corporation (“Alpha”).
     The Merger Agreement provides for the merger of Merger Sub with and into Alpha or, under certain circumstances, the merger of Alpha with and into Alpha Merger Sub, LLC, a wholly-owned subsidiary of Cleveland-Cliffs (in either case, the “Merger”). The Registration Statement includes a joint proxy statement/prospectus (the “Joint Proxy Statement/Prospectus”) to be furnished to (i) Cleveland-Cliffs shareholders in connection with their adoption of the Merger Agreement and approval of the issuance of Cleveland-Cliffs common shares in connection with the Merger and (ii) Alpha stockholders in connection with their adoption of the Merger Agreement.
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with rendering this opinion, I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of the following documents: (i) the Registration Statement (including the Joint Proxy Statement/Prospectus); (ii) Cleveland-Cliffs’ amended articles of incorporation, as amended; (iii) Cleveland-Cliffs’ regulations; (iv) the Merger Agreement; (v) resolutions of Cleveland-Cliffs’ board of directors relating to the transactions contemplated by the Merger Agreement and the Registration Statement; (vi) specimen certificates of the common shares of Cleveland-Cliffs; and (vii) such other certificates, instruments and documents as I consider necessary or appropriate for the purposes of this opinion.
     In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making my examination of the documents executed and delivered by parties other than Cleveland-Cliffs and Merger Sub, I have assumed (i) that such parties had the power, corporate or otherwise, to enter into and perform all obligations thereunder, (ii) the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and (iii) the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein that I have not independently established or verified, I have relied on the statements and representations of the officers and other representatives of Cleveland-Cliffs and others.
     For purposes of this opinion, I have assumed that prior to the issuance of any common shares of Cleveland-Cliffs pursuant to the Merger Agreement: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) Alpha stockholders will have adopted the Merger Agreement by the requisite vote at the Alpha special meeting; (iii) Cleveland-Cliffs shareholders will have adopted the Merger Agreement and approved the issuance of Cleveland-Cliffs common shares pursuant to the Merger Agreement by the requisite vote at the Cleveland-Cliffs special meeting; (iv) a Certificate of Merger will have been duly filed with the Secretary of State of the State of Delaware; and (v) the certificates representing the common shares of Cleveland-Cliffs will have been duly executed by an authorized officer of the transfer agent for the common shares and will have been registered by the registrar for the common shares and will conform to the specimen thereof examined by me.
     I am admitted to the Bar of the State of Ohio, and am not admitted to the Bar of any other jurisdiction. My examination of matters of law in connection with the opinion expressed herein has been limited to, and accordingly my opinion herein is limited to, the Ohio General Corporation Law, including the statutory provisions, all applicable provisions of the Ohio Constitution and reported judicial decisions interpreting the foregoing. I express no opinion with respect to any other law of the State of Ohio or of any other jurisdiction.
     Based upon and subject to the foregoing, I am of the opinion that the Cleveland-Cliffs common shares, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.
     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to my name under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus. In giving such consent, however, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

George W. Hawk, Jr.
General Counsel and Secretary

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